Consents of Independent Registered Public Accounting Firm



The Board of Directors
Dataram Corporation:

We consent to incorporation by reference in the Registration Statement
(No. 33-   56282) on Form S-   8 of Dataram Corporation and
subsidiaries of our reports dated July 8, 2005, relating to the consolidated balance sheet of Dataram Corporation and subsidiaries as of April 30, 2005, and the related consolidated statements of earnings,
stockholders'    equity and cash flows for the years ended April 30,
2005 and 2004, and the related financial statement schedule for the years ended April 30, 2005 and 2004 which reports appear in the April
30, 2006 annual report on Form 10-   K of Dataram Corporation.


/s/ KPMG LLP
Short Hills, New Jersey
July 24, 2006